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                                                                     EXHIBIT 9.2


                           FIRST AMENDMENT TO AMENDED
                      AND RESTATED STOCKHOLDERS AGREEMENT

     THIS FIRST AMENDMENT ("AMENDMENT") TO AMENDED AND RESTATED STOCKHOLDERS AGREEMENT is made as of this 16th day of June, 1998 to that certain Amended and Restated Stockholders Agreement dated as of the 15th day of April, 1998 (the "Agreement"), by and among Empress Entertainment, Inc., f/k/a LMC Leasing, Ltd., a Delaware corporation (the "Corporation"), and Peter A. Ferro, Jr., as Voting Trustee of the Ferro Brothers LMC Leasing, Ltd. Voting Trust; Peter A. Ferro, Jr. and William J. Sabo, as Co-Trustees of the Melissa Kate Lambrecht Trust u/t/a Dated 5/3/93, the Paul John Lambrecht Trust u/t/a Dated 5/3/93 and the Matthew Lambrecht Trust u/t/a Dated 5/3/93; Charles P. Hammersmith, Jr.; Robert
W. Kegley, Sr.; Thomas J. Lambrecht; William J. McEnery, as Trustee fbo William
J. McEnery; Edward T. McGowan, as Trustee fbo Edward T. McGowan; William J. Sabo; Martin McNally; and Gayle M. Franzen (collectively, the "Stockholders").

     The Stockholders and the Corporation are parties to the Agreement and desire to amend the Agreement on the terms and subject to the conditions contained herein.

     IT IS THEREFORE, AGREED:

1.   Status of Agreement.  Except as specifically set forth herein, the
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Agreement shall remain in full force and effect and shall not be waived, modified, superseded or otherwise affected by this Amendment. This Amendment is not to be construed as a release, waiver or modification of any of the terms, conditions, representations, warranties, covenants, rights or remedies set forth in the Agreement, except as specifically set forth herein. All defined terms shall have the meanings set forth in the Agreement.

2.   Repurchase Events.  Section 1.11(e) of the Agreement is hereby deleted in
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its entirety and replaced with the following:

          "(e)  Violation of Laws.  The Stockholder shall no longer meet the
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     minimum requirements imposed upon Stockholders of the Corporation by the
     Illinois Gaming Board or the Indiana Gaming Commission, or laws or regulations applicable to the Corporation or any of its Subsidiaries."

3.   Counterparts.  This Amendment may be executed in any number of
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counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The execution of this Amendment shall not be deemed to be a consent, explicit or implicit, to or waiver of any requirement with respect to any other action or transaction.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EMPRESS ENTERTAINMENT, INC.


By:  /s/ Peter A. Ferro, Jr.
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     Peter A. Ferro, Jr., Chief Executive Officer